UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2009 (September 4, 2009)

Date of Report (Date of earliest event reported)

TAPIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bellevue Way NE, Suite 400 Bellevue, WA 98004		V6N 3E6
(Address of principal executive offices)		(Zip Code)

425-462-5638
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 4, 2009, we entered into an agreement to issue a debenture and warrants to an investor in exchange for $350,000.  The debenture is dated as of August 31, 2009 in a principal amount of $350,000, accrues interest at 10% per annum and becomes due on the six-month anniversary of its issuance.  The debenture is convertible into up to 437,500 shares of our common stock. The  warrants are exercisable for five years into up to 437,500 shares of our common stock at $1.20 per share.

If we sell shares of our common stock or debt instruments that are converted into shares of our common stock prior to February 28, 2010 and receive more than $2,000,000 for such sales, then the principal amount of the debenture and any unpaid but due interest thereon shall automatically convert into shares of common stock at $0.80 per share and the debenture shall then be fully satisfied. If we do not receive such additional funding, the debenture holder may either choose to demand (i) payment in cash equal to the outstanding principal and accrued but unpaid interest or (ii) to convert the outstanding principal and accrued but unpaid interest into 3,500,000 shares of our common stock.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02               Unregistered Sale of Equity Securities

On September 4, 2009, we completed an issuance of 437,500 warrants and a debenture in the principal amount of $350,000 to an investor.  The 437,500 warrants to purchase shares of our common stock are exercisable for five years at $1.20 per share. The debenture is currently convertible into 437,500 shares of our common stock, and depending upon the outcome of certain events may be convertible into 3,5000,000 shares of our common stock.  The warrants and the debenture were issued to an investor relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TapImmune Inc.

Date:  September 10, 2009

By:           /s/ Denis Corin
Name:      Denis Corin
Title:        President